Exhibit 4.1

DEPOSIT AGREEMENT

DEPOSIT AGREEMENT, dated as of April 9, 2013, between DDR Corp., an Ohio corporation, and Computershare Shareowner Services LLC, a New Jersey limited liability company, as Depositary, and all holders from time to time of Depositary Shares (as hereinafter defined).

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of the Company’s Preferred Shares (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of the Receipts (as hereinafter defined) evidencing Depositary Shares representing a fractional interest in the Preferred Shares deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:

ARTICLE I

DEFINITIONS

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

SECTION 1.01. “Amendment to the Articles” shall mean the Amendment to the Articles of Incorporation establishing the Preferred Shares as a series of Class K Cumulative Redeemable Preferred Shares of the Company.

SECTION 1.02. “Articles of Incorporation” shall mean the Second Amended and Restated Articles of Incorporation, as amended, and as may be further amended from time to time, of the Company.

SECTION 1.03. “Business Day” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.04. “Change of Control” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.05. “Change of Control Conversion Date” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.06. “Common Shares” shall mean the Company’s Common Shares, par value $0.10 per share.

SECTION 1.07. “Common Shares Conversion Consideration” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.08. “Common Share Price” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.09. “Company” shall mean DDR Corp., an Ohio corporation, and its successors.

SECTION 1.10. “Corporate Office” shall mean the corporate office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at Computershare Shareowner Services LLC, 480 Washington Blvd., 29th Floor, Jersey City, NJ 07310.

SECTION 1.11. “Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

SECTION 1.12. “Depositary” shall mean Computershare Shareowner Services LLC, a New Jersey limited liability company having its principal office in the United States, and any successor as depositary hereunder.

SECTION 1.13. “Depositary Share” shall mean a fractional interest of 1/20th of a Preferred Share deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such Preferred Share and held under this Deposit Agreement, all as evidenced by the Receipts. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preferred Share represented by such Depositary Share, including the dividend, voting, redemption, conversion and liquidation rights contained in the Amendment to the Articles and the Articles of Incorporation.

SECTION 1.14. “Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.07.

SECTION 1.15. “Dividend Payment Date” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.16. “Excess Preferred Shares” shall mean any of the Preferred Shares that constitute “Excess Preferred Shares” within the meaning of the Articles of Incorporation.

SECTION 1.17. “Optional Redemption Right” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.18. “Preferred Shares” shall mean the Company’s 6.250% Class K Cumulative Redeemable Preferred Shares, without par value, heretofore validly issued, fully paid and nonassessable.

SECTION 1.19. “Receipt” shall mean a depositary receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.

SECTION 1.20. “record date” shall mean the date fixed pursuant to Section 4.04.

SECTION 1.21. “record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

SECTION 1.22. “Registrar” shall mean Computershare Shareowner Services LLC or any bank or trust company appointed to register ownership and transfers of Receipts, the deposited Preferred Shares or Excess Preferred Shares, as the case may be, as herein provided.

SECTION 1.23. “Securities Act” shall mean the Securities Act of 1933, as amended.

SECTION 1.24. “Share Cap” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.25. “Special Optional Redemption Right” shall have the meaning assigned to such term in the Amendment to the Articles.

SECTION 1.26. “Transfer Agent” shall mean Computershare Shareowner Services LLC or any bank or trust company appointed to transfer the Receipts, as herein provided.

ARTICLE II

FORM OF RECEIPTS; DEPOSIT OF PREFERRED SHARES;

EXECUTION AND DELIVERY, TRANSFER,

SURRENDER AND REDEMPTION OF RECEIPTS

SECTION 2.01. Form and Transferability of Receipts. (a) Definitive Receipts issued on or after the date hereof shall be engraved or printed or lithographed with steel-engraved borders and underlying tint and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company, delivered in compliance with Section 2.02, shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine (but which do not affect the rights or duties of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Corporate Office or such other offices, if any, as the Depositary may designate, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Shares deposited, as definitive Receipts.

(b) Receipts issued on or after the date hereof shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary, provided that if a Registrar (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt issued on or after the date hereof shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided.

(c) Receipts issued on or after the date hereof shall be in denominations of any number of whole Depositary Shares. All Receipts issued on or after the date hereof shall be dated the date of their issuance.

(d) Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Preferred Shares or the Depositary Shares may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

(e) Title to any Receipt (and the beneficial ownership of the Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt shall be transferred on the books of the Depositary as provided in Section 2.05, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for all purposes, including without limitation, for the purpose of determining the person entitled to (i) distribution of dividends or other distributions, (ii) the exercise of any conversion rights or (iii) any notice provided for in this Deposit Agreement and for all other purposes.

SECTION 2.02. Deposit of Preferred Shares; Execution and Delivery of Receipts in Respect Thereof. (a) Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary instructions to issue 300,000 Preferred Shares in book-entry form by registering such Preferred Shares in the name of the Depositary in the records maintained by the Depositary in its capacity as the Registrar of the Preferred Shares, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, and a written order of the Company directing the Depositary to deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Shares or directing the Depositary to issue and register the Depositary Shares representing such deposited Preferred Shares in book-entry form in the name of, or in the name of the person or persons designated by, the person or persons stated in such order, as the case may be. The Depositary acknowledges receipt of such Preferred Shares and related documentation and agrees to hold such Preferred Shares in book-entry form in an account to be established by the Depositary at the Corporate Office or at such other office as the Depositary shall determine. To the extent that the Company issues additional Preferred Shares and (i) causes such Preferred Shares to be issued in book-entry form by registration thereof in the name of the Depositary upon the records maintained by the Registrar of the Preferred Shares, or (ii) deposits with the Depositary certificates representing such Preferred

Shares registered in the name of the Depositary, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, the Company shall deliver to the Depositary a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such Preferred Shares or directing the Depositary to issue and register the Depositary Shares representing such deposited Preferred Shares in book-entry form in the name of, or in the name of the person or persons designated by, the person or persons stated in such order, as the case may be.

(b) If required by the Depositary, Preferred Shares presented for deposit by the Company at any time, whether or not the register of shareholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or any right to subscribe for additional Preferred Shares or to receive other property that any person in whose name the Preferred Shares is or has been registered may thereafter receive upon or in respect of such deposited Preferred Shares, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

(c) Upon receipt by the Depositary (or the then Registrar of the Preferred Shares if other than the Depositary) of instructions to issue and register Preferred Shares in book-entry form in the name of the Depositary or upon receipt by the Depositary of a certificate or certificates (if applicable) for Preferred Shares issued on or after the date hereof and deposited hereunder, together with the other documents specified above, and upon the registration of such Preferred Shares in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons in the written order delivered to the Depositary referred to in Section 2.02(a), a Receipt or Receipts for (or issue in book-entry form to the applicable persons, as the case may be) the number of whole Depositary Shares representing such Preferred Shares and registered in such name or as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person. To the extent that the Company issues any Preferred Shares after the date hereof, the Company shall notify the Depositary of such issuance.

(d) Other than in the case of splits, combinations or other reclassifications affecting the Preferred Shares, or in the case of dividends or other distributions of Preferred Shares, if any, there shall be deposited hereunder not more than the number of Preferred Shares as set forth in the Amendment to the Articles, as such may be amended.

(e) The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.

SECTION 2.03. Optional Redemption and Special Optional Redemption of Preferred Shares for Cash. (a) Preferred Shares are not redeemable prior to April 9, 2018, except as required to preserve the Company’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (or any successor law) and except pursuant to the Special Optional Redemption Right. Whenever the Company shall elect to redeem deposited Preferred Shares for cash pursuant to the Optional Redemption Right or Special Optional Redemption Right, in accordance with the provisions of the Amendment to the Articles, it shall (unless otherwise agreed with the Depositary) give the Depositary not less than 10 days prior written notice of the date of such proposed redemption and of the number of such Preferred Shares held by the Depositary to be redeemed and the applicable redemption price, determined pursuant to the Amendment to the Articles, including the amount, if any, of accrued and unpaid dividends to, but not including, the date of such redemption. The Depositary shall mail, first-class postage prepaid, notice of the redemption of Preferred Shares and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Shares to be redeemed, not less than 30 and not more than 60 days prior to the date fixed for redemption of such Preferred Shares and Depositary Shares (the “cash redemption date”), to the holders of record of the Receipts evidencing the Depositary Shares to be so redeemed (such holders to be the holders of record on the record date fixed for such redemption pursuant to Section 4.04, if one is so fixed), at the addresses of such holders as the same appear on the records of the Depositary; but neither failure to mail any such notice nor any defect in any such notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Depositary Shares except as to the holder of the Depositary Shares as to whom such notice was defective or not given.

The Company shall also cause notice of redemption (whether pursuant to the Optional Redemption Right or the Special Optional Redemption Right) to be published in a newspaper of general circulation in the City of New York at least once a week for two successive weeks commencing not less than 30 days nor more than 60 days prior to the cash redemption date.

In connection with the exercise of the Optional Redemption Right or Special Optional Redemption Right, the Company shall provide the Depositary with such notice in a timely manner sufficient to enable such notice to be mailed in accordance with this Section, and each such notice shall state: (i) the cash redemption date; (ii) the cash redemption price; (iii) the number of deposited Preferred Shares and Depositary Shares to be redeemed; (iv) if fewer than all the Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) the place or places where Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the cash redemption price; and (vi) that dividends in respect of the Preferred Shares represented by the Depositary Shares to be redeemed will cease to accrue on the cash redemption date. In the event the Company is exercising the Special Optional Redemption Right, the notice referred to above shall also state: (i) that the Preferred Shares and the Depositary Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction(s) constituting such Change of Control; and (ii) that the Preferred Shares to which the notice relates (and the Depositary Shares related to such Preferred Shares) may not be tendered for conversion in connection with the Change of Control by the holders thereof and that each Preferred Share (and related Depositary Shares) so tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) by the Depositary or by any other equitable method determined by the Company that will not result in the issuance of any Excess Preferred Shares.

(b) In the event that notice of redemption has been made as described in Section 2.03(a) and the Company shall then have paid in full to the Depositary the cash redemption price (determined pursuant to the Amendment to the Articles) of the Preferred Shares deposited with the Depositary to be redeemed (including any accrued and unpaid dividends to, but not including, the cash redemption date), the Depositary shall redeem the number of Depositary Shares representing such Preferred Shares so called for redemption by the Company and from and after the cash redemption date (unless the Company shall have failed to redeem the Preferred Shares to be redeemed by it as set forth in the Company’s notice provided for in Section 2.03(a)), all dividends in respect of the Preferred Shares called for redemption shall cease to accrue, the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash redemption price) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed at a cash redemption price of $25.00 per Depositary Share plus any accrued and unpaid dividends to, but not including, the cash redemption date. The foregoing shall be further subject to the terms and conditions of the Amendment to the Articles.

(c) If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the cash redemption price payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

SECTION 2.04. Optional Conversion Upon a Change of Control. Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Company, except as provided in the Amendment to the Articles and except that the Preferred Shares will automatically be converted into Excess Preferred Shares in accordance with the Articles of Incorporation as described below in Section 2.11.

Upon the occurrence of a Change of Control, each holder of Depositary Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of the Company’s election to redeem the Preferred Shares pursuant to the Optional Redemption Right or the Special Optional

Redemption Right (as provided for in Section 2.03(a)), to direct the Depositary, on such holder’s behalf, to convert some or all of the Preferred Shares represented by the Depositary Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date in accordance with and subject to the provisions set forth in the Amendment to the Articles (the Share Cap being equivalent to 2.8555 per Depositary Share).

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Depositary Shares shall receive upon conversion of such Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Depositary Shares would have owned or been entitled to receive upon the Change of Control had such holder of Depositary Shares held a number of shares of Common Shares equal to the Common Shares Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Shares Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Depositary Shares shall receive shall be the form and proportion of the aggregate consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

No fractional Common Shares shall be issued upon the conversion of Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

Within 15 days following the occurrence of a Change of Control, the Depositary will deliver a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, to the holders of record of the Depositary Shares. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Depositary Shares except as to the holder of Depositary Shares to whom notice was defective or not given. Each such notice shall state: (a) the events constituting the Change of Control; (b) the date of the Change of Control; (c) the last date on which the holders of Depositary Shares may exercise their Change of Control Conversion Right; (d) the method and period for calculating the Common Share Price; (e) the Change of Control Conversion Date; (f) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of the Company’s election to redeem all or any portion of the Preferred Shares (and the related Depositary Shares), the holders of Depositary Shares will not be able to direct the Depositary to convert such Preferred Shares (and the related Depositary Shares) and such Preferred Shares (and the related Depositary Shares) shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (g) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Depositary Share and per Preferred Share; (h) the name and address of the paying agent and the conversion agent; (i) the procedures that the holders of Depositary Shares must follow to exercise the Change of Control Conversion Right; and (j) the last date on which the holders of the Depositary Shares may withdraw Depositary Shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Depositary provides the Change of Control notice described above to the holders of the Depositary Shares.

In order to exercise the Change of Control Conversion Right, a holder of Depositary Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the Receipts evidencing the Depositary Shares to be converted, duly endorsed for transfer to the extent such shares are certificated, together with a written conversion notice completed, to the Depositary. Such notice shall state: (i) the relevant Change of Control

Conversion Date; (ii) the number of Depositary Shares to be converted; and (iii) that the Depositary Shares are to be converted pursuant to the applicable terms of the Preferred Shares. Notwithstanding the foregoing, if the Depositary Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company or successor securities clearing depositary for the Depositary Shares (the “Clearing Agency”).

Holders of Depositary Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Depositary prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Depositary Shares; (ii) if certificated Depositary Shares have been issued, the receipt numbers of the withdrawn Depositary Shares; and (iii) the number of Depositary Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Depositary Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of the Clearing Agency.

The Depositary shall act upon the conversion notices and withdrawal notices properly tendered to it in accordance with the foregoing provisions, by delivering conversion notices and withdrawal notices with respect to the Preferred Shares that are in the aggregate representative of the notices received by it, in accordance with, and within the time provided by, the provisions governing the delivery of such notices under the Amendment to the Articles.

Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of the Company’s election to redeem such Preferred Shares (and the related Depositary Shares), whether pursuant to the Optional Redemption Right or Special Optional Redemption Right, in which case the holders of the Depositary Shares will not have the Change of Control Conversion Right.

The Depositary, on behalf of the Company, shall deliver the applicable Conversion Consideration to the holders of Depositary Shares no later than the third Business Day following the Change of Control Conversion Date.

Notwithstanding anything to the contrary contained herein, no holder of Depositary Shares will be entitled to convert Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to exceed the share ownership limits contained in the Articles of Incorporation unless the Company provides and exemption from any such limitation for such holder or other person.

SECTION 2.05. Registration of Transfers of Receipts. The Company hereby appoints the Depositary as the Registrar and Transfer Agent for the Depositary Shares, and the Depositary hereby accepts such appointment and, as such, shall register on its books from time to time transfers of the Depositary Shares, including transfers of Receipts, upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, subject to the inclusion therein of a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and anything else required to be included therein by applicable law, together with evidence of the payment by the applicable party of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.06. Combinations and Split-Ups of Receipts. Upon surrender of a Receipt or Receipts at the Corporate Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.07. Surrender of Receipts and Withdrawal of Preferred Shares. (a) Any holder of a Receipt or Receipts may withdraw any or all of the deposited Preferred Shares represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Corporate Office or at such other office as the Depositary may designate for such withdrawals, provided that a holder of a Receipt or Receipts may not withdraw such Preferred Shares (or money and other property, if any, represented thereby) which have previously been called for redemption or which have been converted to Excess Preferred Shares in accordance with Section 2.11. After such surrender, without unreasonable delay, the Depositary shall notify the Transfer Agent for the Preferred Shares and shall deliver, or cause to be delivered, to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole or fractional Preferred Shares and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole or fractional Preferred Shares will not thereafter be entitled to deposit such Preferred Shares hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole or fractional shares of deposited Preferred Shares to be withdrawn, the Depositary shall at the same time, in addition to such number of whole or fractional Preferred Shares and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.05) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Preferred Shares and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

(b) If the deposited Preferred Shares and the money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Shares, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such Preferred Shares be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

(c) The Depositary shall deliver, or cause to be delivered, the deposited Preferred Shares and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Corporate Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

SECTION 2.08. Limitations on Execution and Delivery, Transfer, Split-Up, Combination, Surrender and Exchange of Receipts. (a) As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Preferred Shares being deposited or withdrawn); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature) which authority shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other evidence of authority that may be reasonably required by the Depositary; and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange upon which the deposited Preferred Shares, the Depositary Shares or the Receipts may be included for quotation or listed on any applicable self-regulatory body.

(b) The deposit of Preferred Shares may be refused, the delivery of Receipts against Preferred Shares may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement.

SECTION 2.09. Lost Receipts, etc. In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt, provided that the holder thereof provides the Depositary with (i) an affidavit reasonably satisfactory to the

Depositary attesting to such destruction, loss or theft of such Receipt, evidence of the authenticity thereof and of such holder’s ownership thereof, (ii) a request for such execution and delivery, which must be received by the Depositary before the Depositary has notice that the Receipt has been acquired by a protected purchaser, (iii) an open penalty surety bond reasonably satisfactory to the Depositary and covering the Depositary and the Company, and (iv) any other documents reasonably required by the Depositary or prescribed pursuant to Section 8-405 of the Uniform Commercial Code in effect in the State of New York, or any successor provision.

SECTION 2.10. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled.

SECTION 2.11. Conversion of Preferred Shares into Excess Preferred Shares. (a) As provided in the Articles of Incorporation, upon the happening of certain events, certain Preferred Shares shall be automatically converted into Excess Preferred Shares. In the event of such a conversion, the Receipt representing the deposited Preferred Shares so converted shall no longer represent, to the extent of the shares so converted, such deposited Preferred Shares. Promptly upon its knowledge of the conversion of such deposited Preferred Shares into Excess Preferred Shares, the Company shall notify the Depositary in writing of such conversion, the number of deposited Preferred Shares so converted, and the identity of the holder of the Receipt so affected, whereupon the Depositary shall promptly notify the holder of such Receipt to surrender such Receipt(s) to the Depositary for cancellation of the number of Depositary Shares evidenced thereby equal to the converted deposited Preferred Shares represented thereby.

(b) If fewer than all of the Depositary Shares evidenced by a Receipt are required to be surrendered for cancellation, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not required to be surrendered for cancellation of the Depositary Shares represented thereby, and the Depositary will make appropriate adjustments in its records (as contemplated in Section 2.02) to reflect such conversion and cancellation (including the reduction of any fractional share of deposited Preferred Shares and the issuance of any Excess Preferred Shares).

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF

RECEIPTS AND THE COMPANY

SECTION 3.01. Filing Proofs, Certificates and Other Information. Any person presenting Preferred Shares for deposit or any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information, and to execute such certificates and to make such representations and warranties as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption, conversion or exchange of any Receipt, the withdrawal of the deposited Preferred Shares represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

SECTION 3.02. Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses and taxes or other charges to the extent provided in Section 5.07, or provide evidence reasonably satisfactory to the Depositary that such fees and expenses and taxes or other charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Shares or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Preferred Shares or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.

SECTION 3.03. Representations and Warranties as to Preferred Shares. In the case of the initial deposit of the Preferred Shares hereunder, the Company and, in the case of subsequent deposits thereof, each person so depositing Preferred Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Preferred

Shares and each certificate therefor, if any, are valid and that the person making such deposit is duly authorized to do so. The Company hereby further represents and warrants that such Preferred Shares, when issued, will be, validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Preferred Shares and the issuance of Receipts.

SECTION 3.04. Representation and Warranties as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/20th fractional interest in a deposited Preferred Share. Such representation and warranty shall survive the deposit of the Preferred Shares and the issuance of Receipts.

ARTICLE IV

THE PREFERRED SHARES; NOTICES

SECTION 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the deposited Preferred Shares, including any cash received upon redemption of any Preferred Shares pursuant to Section 2.03, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that (i) in case the Company or the Depositary shall be required to and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Shares represented by the Receipts held by any holder an amount on account of taxes or as otherwise required by law, regulation or court order, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly, (ii) holders of Receipts on such record date will be entitled to receive the dividend payable in respect of the Preferred Shares represented by the Receipts, notwithstanding the redemption or conversion of such Receipts after such record date and on or prior to the corresponding Dividend Payment Date or the Company’s default in the payment of the dividend due on such Preferred Shares on such Dividend Payment Date and (iii) no cash dividends will be paid in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Preferred Shares. The Depositary shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Receipts then outstanding. Prior to any such distribution, to the extent the Depositary does not have the requisite tax form from a holder, the Depositary may require such holder to provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8EXP, Form W-8IMY, Form W8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended (or any successor law), may require withholding by the Depositary of a portion of any of the distribution to be made hereunder.

The Company acknowledges that the bank accounts maintained by the Depositary in connection with the services provided under this Deposit Agreement will be in its name and that the Depositary may receive investment earnings in connection with the investment at the Depositary’s risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the record holders will receive interest on any of these deposits.

SECTION 4.02. Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Shares, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution, except that no distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Preferred Shares. If, in the opinion of the Depositary after consultation with the Company, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes), the Depositary deems, after consultation with the

Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel reasonably satisfactory to the Depositary stating that:

(a) the distribution of such securities or property has been registered under the Securities Act or that registration is not required, and any applicable state securities law filings have been made with respect to such securities; and

(b) all such securities are validly issued, fully paid and non-assessable.

The Company shall advise the Depositary of the nature of any property, and if the Depositary in its reasonable judgment determines that it may incur liability by reason of being deemed an owner thereof, the Depositary shall have the right to refuse such property, but the Depositary shall assist the Company in determining an appropriate means of distributing such property. References to a “distribution” under this Section 4.02 shall not be construed to include the receipt and distribution by the Depositary of Conversion Consideration.

SECTION 4.03. Subscription Rights, Preferences or Privileges. (a) If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Shares are registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (ii) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so instructed by the Company, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.01 and Section 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary the opinion of counsel required by Section 4.03(b).

(b) If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

(c) If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees to use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

(d) The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification.

SECTION 4.04. Notice of Dividends; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Preferred Shares, or whenever the Depositary shall receive notice of (i) any meeting at which holders of such Preferred Shares are entitled to vote or of which holders of such Preferred Shares are entitled to notice or (ii) any election on the part of the Company to redeem any such Preferred Shares, the Depositary shall in each such instance fix a record date if a record date is fixed by Company with respect to the Preferred Shares (which record date shall be the same date as the record date fixed by the Company with respect to the Preferred Shares), for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or the determination of holders of Receipts who shall be entitled to receive the cash redemption price on a cash redemption date.

SECTION 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Preferred Shares are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall vote or cause to be voted the amount of Preferred Shares represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Shares, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. Each Preferred Share is entitled to one vote on all matters as to which the Preferred Shares vote and, accordingly, each Depositary Share is entitled to 1/20th of a vote on such matters. The Company hereby agrees to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Shares or cause such Preferred Shares to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Preferred Shares represented by the Depositary Shares evidenced by such Receipt. The Depositary shall not be required to exercise discretion in voting any Preferred Shares represented by the Depositary Shares evidenced by such Receipt.

SECTION 4.06. Changes Affecting Preferred Shares and Reclassifications, Recapitalizations, etc. Upon any change in par or stated value, split-up, combination or any other reclassification of Preferred Shares, or upon any recapitalization, reorganization, merger or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company’s assets, the Depositary shall, upon the written instructions of the Company, (i) make such adjustments in (a) the fraction of an interest represented by one Depositary Share in one Preferred Share, (b) the ratio of the redemption price per Depositary Share to the redemption price of a Preferred Share and (c) the ratio of the Common Shares Conversion Consideration per Depositary Share to the Common Shares Conversion Consideration for a Preferred Share, in each case as may be required by or as is consistent with the provisions of the Amendment to the Articles and the Articles of Incorporation to fully reflect the effects of such change in par or stated value, split-up, combination or other reclassification, or of such recapitalization, reorganization, merger, consolidation or sale and (ii) treat any shares or other securities or property (including cash) that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Shares as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thereafter represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion or in respect of such Preferred Shares. In any such case the Depositary may, upon the written instructions of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding but subject to the rights of holders of Depositary Shares provided for in Section 2.04, holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Preferred Shares or any such recapitalization, reorganization, merger or consolidation or sale of substantially all the assets of the Company to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Shares represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the deposited Preferred Shares evidenced by such Receipts might have been converted or for which such Preferred Shares might have been exchanged or surrendered immediately prior to the effective date of such transaction. The Company shall cause an effective provision to be made in the corporate charter of the resulting or surviving corporation (if other than the Company) for protection of such rights as may be applicable upon exchange of the deposited Preferred Shares for securities or property or cash of the surviving corporation in connection with the transactions set forth above. The Company shall cause any such surviving corporation (if other than the Company) expressly to assume the obligations of the Company hereunder.

SECTION 4.07. Inspection of Reports. The Depositary shall make available for inspection by holders of Receipts at the Corporate Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Preferred Shares and made generally available to the holders of the Preferred Shares. In addition, the Depositary shall transmit certain notices and reports to the holders of Receipts as provided in Section 5.05.

SECTION 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary or Registrar, as applicable, shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Depositary or Registrar, as applicable.

SECTION 4.09. Tax and Regulatory Compliance. The Depositary shall be responsible for (i) preparation and mailing of 1099 forms for all open and closed accounts, (ii) foreign tax withholding, (iii) withholding at the then applicable rate of dividends from holders of Receipts subject to back-up withholding, (iv) mailing W-9 forms to new holders of Receipts without a certified taxpayer identification number, (v) processing certified W-9 forms, (vi) preparation and filing of state information returns and (vii) escheatment services.

SECTION 4.10. Withholding. Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other charge which the Depositary is obligated by law to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively.

ARTICLE V

THE DEPOSITARY AND THE COMPANY

SECTION 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. (a) The Depositary shall maintain at the Corporate Office facilities for the execution and delivery transfer, surrender and exchange, split-up, combination, redemption and conversion of Receipts and for the deposit and withdrawal of Preferred Shares and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and for the deposit and withdrawal of Preferred Shares, all in accordance with the provisions of this Deposit Agreement.

(b) The Depositary or Registrar, as applicable, shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts as provided by applicable law. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

(c) If the Receipts or the Depositary Shares evidenced thereby or the Preferred Shares represented by such Depositary Shares shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the approval of the Company, appoint a Registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Preferred Shares are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption, exchange and conversion of such Receipts, such Depositary Shares or such Preferred Shares as may be required by law or applicable stock exchange regulations.

SECTION 5.02. Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. Neither the Depositary, any Depositary’s Agent, the Registrar nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Company, the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Articles of Incorporation or the Amendment to the Articles or, in the case of the Company, the Depositary, the Depositary’s Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03. Scope of the Depositary’s Obligations. (a) The Depositary shall act solely as agent for the Company under this Deposit Agreement and owes no duties hereunder to any other person. The Depositary undertakes to perform the duties and only the duties that are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary.

(b) None of the Depositary, any Depositary’s Agent, the Registrar or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Shares, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

(c) The Depositary, any Depositary’s Agent and the Registrar may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Company, any predecessor Depositary or Depositary’s Agent, any predecessor co-Depositary or any Registrar (other than Depositary), predecessor Registrar or co-Registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed by the Depositary to be genuine and to have been signed or given by the proper party or parties; (iii) the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement, (iv) any guaranty of signature by an “eligible guarantor institution” that is member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to the foregoing, (v) any instructions received through Direct Registration System/Profile; or (vi) any law, act, regulation or any reasonable interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(d) In connection with any question of law arising in the course of the Depositary performing its duties hereunder, the Depositary may consult with legal counsel (including internal counsel) whose advice shall be an indication of good faith in respect of any action taken, suffered or omitted by the Depositary hereunder.

(e) The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and the Registrar may own, buy, sell or deal in any class of securities of the Company and its affiliates and its Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the Depositary’s Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

(f) It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Preferred Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary. Neither the Depositary, the Depositary’s Agent nor the Registrar shall be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Preferred Shares or Depository Shares; provided, however, that each of the Depositary, the Depositary’s Agent and the Registrar agrees to comply with all federal and state securities laws applicable to it in its respective capacity as Depositary, Depositary’s Agent and Registrar.

(g) Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of any registration statement pursuant to which the Depositary Shares may be registered under the Securities Act, the deposited Preferred Shares, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made in any such registration statement or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement, for the validity of any action taken or required to be taken by the Depositary in connection with this Deposit Agreement and for any information provided to the Company in writing for the purpose of including such information in any such registration statement.

(h) In the event the Depositary, the Depositary’s Agent or the Registrar believes any ambiguity, uncertainty or conflict exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, the Depositary’s Agent or Registrar shall promptly notify the Company of the details of such alleged ambiguity, uncertainty or conflict, and may, in its sole discretion, refrain from taking any action, and the Depositary, the Depositary’s Agent or Registrar shall be fully protected and shall incur no liability to any person from refraining from taking such action, absent negligence or intentional misconduct (as determined by a final judgment of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, the Depositary’s Agent or Registrar receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity, uncertainty or conflict to the satisfaction of the Depositary, the Depositary’s Agent or Registrar.

(i) Whenever in the performance of its duties under this Deposit Agreement, the Depositary, the Depositary’s Agent or Registrar shall deem it necessary that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary or Assistant Secretary of the Company and delivered to the Depositary, the Depositary’s Agent or Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, the Depositary’s Agent or Registrar and the Depositary, the Depositary’s Agent or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, the Depositary’s Agent or Registrar shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(j) Notwithstanding anything herein to the contrary, no amendment to the Amendment to the Articles shall affect the rights, duties, obligations or immunities of the Depositary, the Depositary’s Agent or Registrar hereunder.

(k) The Depositary and the Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties; and

(ii) shall have no obligation to make payment hereunder to holders of Receipts unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto.

SECTION 5.04. Limitation of Liability. In the absence of bad faith, negligence, misconduct or breach of this Deposit Agreement on its part, the Depositary, any Depositary’s Agent or the Registrar shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Deposit Agreement. In the absence of bad faith, fraud or willful misconduct, any liability of the Depositary under this Deposit Agreement will be limited to the amount of annual fees paid by the Company to the Depositary. Without limiting the indemnification obligations described in Section 5.06, in no event will the Depositary or the Company be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Depositary or the Company has been advised of the possibility of such losses or damages and regardless of the form of action.

SECTION 5.05. Notices, Reports and Documents. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary’s books, copies of all notices and reports (including financial statements) required by law, by the rules of any national securities exchange upon which the Preferred Shares, the Depositary Shares or the Receipts are included for quotation or listed or by the Articles of Incorporation, as amended by the Amendment to the Articles to be furnished by the Company to holders of the deposited Preferred Shares and, if requested by the holder of any Receipt, a copy of this Deposit Agreement, the form of Receipt, the Articles of Incorporation as amended, and the form of Preferred Shares. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company.

SECTION 5.06. Indemnification. The Company shall indemnify the Depositary, any Depositary’s Agent and any Registrar for, and hold each of them harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out of or in connection with its acting as Depositary, Depositary’s Agent or Registrar, respectively, under this Deposit Agreement and the Receipts or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Deposit Agreement, except to the extent that such Loss shall have been determined by a final judgment of a court of competent jurisdiction to be a result of the Depositary’s, Depositary’s Agent or any Registrar’s negligence or intentional misconduct. Subject to the limitations set forth in Section 5.04 above, the Depositary shall indemnify the Company for, and hold it harmless from and against, any Loss arising out of or in connection with the services provided by the Depositary, Depositary’s Agent and any Registrar under this Deposit Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Deposit Agreement to the extent that such Loss shall have been determined by a final judgment of a court of competent jurisdiction to be a result of the Depositary’s, Depositary’s Agent or any Registrar’s negligence or intentional misconduct. If a party (“Indemnitor”) shall be obligated to provide indemnification for any Loss to the other party (“Indemnitee”), such Indemnitor shall be entitled to assume the defense of such Loss with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld or delayed) upon delivery to Indemnitee of written notice of Indemnitor’s election to do so, provided that Indemnitor shall not be entitled to assume such defense if (a) Indemnitee has reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to Indemnitor or (b) there is a conflict or potential conflict of interest between Indemnitor and Indemnitee.

SECTION 5.07. Fees, Charges and Expenses. No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by the Company, except as provided in this Section and in Section 16 of the Transfer Agent Agreement, dated October 26, 2009, by and between the Company and the Depositary and no charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any other person except as provided in this Section. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of this Deposit Agreement. The Company shall also pay all charges and expenses of the Depositary in connection with the initial deposit of the Preferred Shares and the initial issuance of the Depositary Shares, any redemption of the Preferred Shares at the option of the Company and all withdrawals of the Preferred Shares by holders of Depositary Shares. If a holder of Receipts requests the Depositary to perform duties not required under this Deposit Agreement, the Depositary shall notify the holder of the cost of the performance of such duties prior to the performance thereof. Such holder will be liable for the charges and expenses related to such performance. The Depositary may refuse to effect any transfer of a Receipt or any withdrawal of Preferred Shares evidenced thereby until all such charges and expenses with respect to such Receipt or Preferred Shares are paid.

ARTICLE VI

AMENDMENT, TERM AND TERMINATION

SECTION 6.01. Amendment. This Deposit Agreement may not be amended or modified in any manner except by a written agreement signed by both the Company and the Depositary; provided, however, that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Shares pursuant to the Articles of Incorporation as amended by the Amendment to the Articles shall be effective unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.06 and Section 2.07 of Article II, of any holder of any Depositary Shares to surrender the Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the deposited Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.01.

SECTION 6.02. Term of Agreement. The Depositary’s appointment hereunder shall commence on April 9, 2013, and shall continue through October 26, 2014 (the “Initial Term”). Unless either party gives written notice of termination of this Deposit Agreement at least 60 days prior to the end of the Initial Term, or any successive one-year term, this Deposit Agreement shall automatically renew for successive additional one-year terms.

SECTION 6.03. Termination. (a) The Company may terminate this Deposit Agreement if (i) the Depositary defaults on any of its obligations hereunder and such default remains uncured 30 days after the Depositary’s receipt of notice of such default from the Company; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against the Depositary, the Depositary shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors or (iii) the Depositary is acquired by or is merged with or into a non-affiliate where the Depositary is not the surviving company.

(b) The Depositary may suspend providing services hereunder or terminate this Deposit Agreement if (i) the Company fails to pay amounts due hereunder or defaults on any of its obligations hereunder and such failure or default remains uncured 30 days after the Company’s receipt of notice of such failure or default from the Depositary; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) the Company is acquired by or is merged with or into another entity where the Company is not the surviving company.

(c) In addition, this Deposit Agreement may be terminated by the Company upon not less than 30 days prior written notice to the Depositary if (i) such termination is necessary to preserve the Company’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (or any successor law), or (ii) the holders of a majority of the Depositary Shares consent to such termination, whereupon the Depositary shall deliver or make available to each holder of Depositary Shares, upon surrender of the Receipt, if any, held by such holder, such number of whole or fractional deposited Preferred Shares as are represented by the Depositary Shares, together with any other property held by the Depositary in respect of such Receipt. In the event that this Deposit Agreement is terminated pursuant to clause (iv) of the immediately preceding sentence, the Company hereby agrees to use its best efforts to list the Preferred Shares issued upon surrender of the Receipt evidencing the Depositary Shares represented thereby on a national securities exchange. This Deposit Agreement will automatically terminate if (x) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.03 or (y) there shall have been made a final distribution in respect of the deposited Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto.

(d) Upon termination of this Deposit Agreement, all fees earned and expenses incurred by the Depositary up to and including the date of such termination shall be immediately due and payable to the Depositary on or before the effective date of such termination.

(e) Prior to termination of this Deposit Agreement, the Company shall provide the Depositary with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by the Depositary. Except as otherwise expressly provided in this Deposit Agreement, the respective rights and duties of the Company and the Depositary under this Deposit Agreement shall cease upon termination of this Deposit Agreement.

(f) In case at any time this Deposit Agreement shall be terminated, the Company shall, within 60 days after the delivery of the notice of termination, appoint a successor depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $100,000,000. If a successor depositary shall not have been appointed and accepted appointment in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Shares and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor depositary shall promptly mail notice of its appointment to the record holders of Receipts.

(g) Subject to the right of the Company to terminate this Deposit Agreement pursuant to Section 6.03, any corporation or association or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or association or other entity to which all or a substantial part of the assets of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

(h) The provisions of Section 6.03(f) and (g) as they apply to the Depositary apply to the Registrar as if specifically enumerated therein.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Counterparts. This Deposit Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective officer of the Depositary’s Agents, if any, by any holder of a Receipt.

SECTION 7.02. Exclusive Benefits of Parties. Nothing in this Deposit Agreement shall be construed to give any person or entity other than the parties hereto and their respective successors hereunder any legal or equitable right, remedy or claim under this Deposit Agreement; but this Deposit Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors hereunder.

SECTION 7.03. Severability. Whenever possible, each provision of this Deposit Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Deposit Agreement is found to violate a law, it will be severed from the rest of the Deposit Agreement and ignored.

SECTION 7.04. Conflicts with Amendment to the Articles. In the event of any conflict between the provisions of this Deposit Agreement and the provisions of the Amendment to the Articles, the provisions of the Amendment to the Articles will govern, and the Company will instruct the Depositary accordingly.

SECTION 7.05. Assignment. This Deposit Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Deposit Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; provided further that consent is not required for an assignment by the Depositary to an entity in which more than 50% of the equity interests are held either directly or indirectly by Computershare Limited. Any attempted assignment in violation of the foregoing will be void. Notwithstanding the foregoing, the Depositary may assign this Deposit Agreement to its successor depositary, Computershare Inc., which is an affiliate of the Depositary.

SECTION 7.06. Notices. (a) All notices, demands and other communications given pursuant to this Deposit Agreement shall be in writing, shall be deemed effective on the date of receipt or first refusal by the recipient, and may be sent by e-mail, facsimile, overnight delivery service, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

DDR Corp. 3300 Enterprise Parkway Beachwood, OH 44122 Attn: General Counsel Tel: 216-755-5650 Fax: 216-755-1493 E-mail: dweiss@ddr.com	DDR Corp. 3300 Enterprise Parkway Beachwood, OH 44122 Attn: Vice President External Reporting Tel: 216-755-5770 Fax: 216-755-1650 E-mail: tbattler@ddr.com

If to the Depositary:	with an additional copy to:

Computershare Shareowner Services LLC 200 W. Monroe St., Suite 1590 Chicago, IL 60606 Attn: Relationship Manager Tel: 312-325-7616 Fax: 312-325-7610 email: peter.sablich@computershare.com

Computershare Shareowner Services LLC

Newport Office Center VII

480 Washington Blvd.

Jersey City, NJ 07310

Attn: Legal Department

Tel: 201-680-2198

Fax: 201-680-4610

email: susan.iacobucci@bnymellon.com

(b) Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or, if such holder shall have filed with the Depositary in a timely manner a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

SECTION 7.07. Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.

SECTION 7.08. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

SECTION 7.09. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law; provided, however, that all provisions regarding the rights, duties and obligations of the Depositary shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 7.10. Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of the Depositary’s Agents, if any, by any holder of any Receipt.

SECTION 7.11. Headings. The headings contained in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A are for the purposes of convenience only and are not intended to define or limit the contents of this Deposit Agreement.

SECTION 7.12. Entire Agreement. This Deposit Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Deposit Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Deposit Agreement.

SECTION 7.13. Confidentiality. (a) In connection with the Depositary’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Deposit Agreement and the exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(b) In connection with the provision of services under this Deposit Agreement, the Company may direct the Depositary to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to the Company’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, the Company consents to the release of information, including NPPI, (i) to any of the Depositary’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. The Depositary shall not be liable for the release of information in accordance with the foregoing provisions.

SECTION 7.14. Survival of Terms. Sections 5.04, 5.06, 5.07 and 7.13 shall survive the termination of this Deposit Agreement and any succession of any Depositary, Registrar or Depositary’s Agent.

SECTION 7.15. Force Majeure. The Depositary shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

SECTION 7.16. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Deposit Agreement, and (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding.

(b) The Depositary shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. The Depositary may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

SECTION 7.17. Patriot Act. The Company acknowledges that the Depositary is subject to the customer identification program requirements under the USA PATRIOT Act and its implementing regulations (the “Customer Identification Program Requirements”), and that the Depositary must obtain, verify and record information that allows the Depositary to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Depositary has received information from the Company that will help the Depositary to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Depositary deems necessary and that pending verification of received information, the Depositary may request further such information. The Company agrees to provide all reasonably requested information necessary for the Depositary to verify the Company’s identity in accordance with the Customer Identification Program Requirements.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, DDR Corp. and Computershare Shareowner Services LLC have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts outstanding on the date hereof shall become parties hereto and all holders of Receipts issued after the date hereof shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

DDR CORP.

By:	/s/ David J. Oakes
Name:	David J. Oakes
Title:	President and Chief Financial Officer

COMPUTERSHARE SHAREOWNER SERVICES LLC, as Depositary

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Manager, Contract Administration

Exhibit A

SPECIMEN

Form of Temporary Receipt – Exchangeable for Definitive Engraved Receipts – When Ready for Delivery.

[If this Receipt is issued in global form, include the following:] Unless this Receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to DDR Corp. or its agent for registration of transfer, exchange, or payment, and any Receipt issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DR

RECEIPT FOR DEPOSITARY SHARES,

EACH REPRESENTING 1/20th OF A SHARE OF 6.250% CLASS K

CUMULATIVE REDEEMABLE PREFERRED SHARES

DDR CORP.

THIS CERTIFICATE IS TRANSFERABLE IN	CUSIP 23317H 805

CANTON, MA, JERSEY CITY, NJ,

NEW YORK, NY AND PITTSBURGH, PA
SEE REVERSE FOR CERTAIN DEFINITIONS

INCORPORATED UNDER THE LAWS OF THE STATE OF OHIO

Computershare Shareowner Services LLC, as Depositary (the “Depositary”), hereby certifies that
is the registered owner of	DEPOSITARY SHARES

(“Depositary Shares”), each Depositary Share representing 1/20th of one share of 6.250% Class K Cumulative Redeemable Preferred Shares, without par value (the “Shares”) ($25.00 Liquidation Preference per Depositary Share), of DDR Corp., a corporation duly organized and existing under the laws of the State of Ohio (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of April 9, 2013 (the “Deposit Agreement”), among the Corporation, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer and, if a Registrar in respect of the Receipt (other than the Depositary) shall have been appointed, also by the manual signature of a duly authorized officer of such Registrar.

Dated:

COMPUTERSHARE SHAREOWNER SERVICES LLC, DEPOSITARY

By:

Authorized Signature

The Depositary Shares evidenced by this Depositary Receipt are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation’s Articles of Incorporation, no Person may Beneficially Own or Constructively Own Depositary Shares representing shares of any series of any class of Preferred Shares in excess of 9.8% of the outstanding Preferred Shares of such series. Any Person who attempts to Beneficially Own or Constructively Own Depositary Shares representing shares of any series of any class of Preferred Shares in excess of the above limitations must immediately notify the Corporation. Unless otherwise defined in this Receipt, all capitalized terms in this legend have the meanings defined in the Corporation’s Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each Depositary Receipt holder who so requests. If the restrictions on transfer are violated, certain of the Preferred Shares represented by the Depositary Shares evidenced by this Depositary Receipt may be subject to repurchase by the Corporation on the terms and conditions set forth in the Corporation’s Articles of Incorporation.

DDR CORP.

DDR CORP. WILL FURNISH WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST TO EACH REGISTERED HOLDER OF RECEIPTS WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE ARTICLES OF INCORPORATION, WITH RESPECT TO THE 6.250% CLASS K CUMULATIVE REDEEMABLE PREFERRED SHARES OF DDR CORP. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The following abbreviations, when used in the inscription on the face of this Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		custodian

TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors
Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received,                                                           hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

Depositary Shares
represented by the within Receipt, and do hereby irrevocably constitute and appoint
Attorney
to transfer the said Depositary Shares on the books of the within names Depositary with full power of substitution in the premises.

Signature(s):
Dated:
NOTICE THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE RECEIPT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.